Lee Enterprises Receives Notification from Nasdaq Related to Delayed Annual Report on Form 10-K

DAVENPORT, Iowa – December 29, 2022 – Lee Enterprises, Incorporated (NASDAQ: LEE), a digital-first subscription platform providing high quality, trusted, local news, information and a major platform for advertising in 77 markets, has received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of the Company’s delay in filing its Annual Report on Form 10-K for the fiscal year ended September 25, 2022 (the “2022 Form 10-K”) within the prescribed time period, the Company is not in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1).

This notification has no immediate effect on the listing or trading of the Company's common stock on The Nasdaq Capital Market. Lee must submit to Nasdaq a plan of compliance (the “Plan”) within 60 days, or no later than February 27, 2023, addressing how it intends to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Plan, it may grant an extension of up to 180 days from the original filing due date of the 2022 Form 10-K, or until June 26, 2023, to regain compliance. If the Company fails to regain compliance with the Nasdaq Listing Rule within the time periods described above, the Company's common stock could be subject to delisting from Nasdaq.

On December 12, 2022, Lee disclosed that it required additional time to file its fiscal 2022 Form 10-K for the period ended September 25, 2022. The Company is working diligently to complete the internal controls evaluation described in its Form 8-K filing on December 12 and file its 10-K for fiscal 2022. Lee expects to file the 2022 Form 10-K within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance with the Nasdaq Listing Rule. However, no assurance can be given as to the definitive date on which the 2022 Form 10-K will be filed.

Notwithstanding the ongoing nature of its internal controls evaluation, the Company does not expect the evaluation to result in any material impact on the preliminary financial results the Company released on December 8, 2022 for the 12-month period as of and ended September 25, 2022.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•The overall impact the COVID-19 pandemic has on the Company's revenues and costs;
•The long-term or permanent changes the COVID-19 pandemic may have on the publishing industry, which may result in permanent revenue reductions and other risks and uncertainties;
•We may be required to indemnify the previous owners of the BH Media or the Buffalo for unknown legal and other matters that may arise;
•Our ability to manage declining print revenue and circulation subscribers;
•The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•Changes in advertising and subscription demand;
•Changes in technology that impact our ability to deliver digital advertising;
•Potential changes in newsprint, other commodities and energy costs;
•Interest rates;
•Labor costs;
•Significant cyber security breaches or failure of our information technology systems;
•Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;

•Our ability to maintain employee and customer relationships;
•Our ability to manage increased capital costs;
•Our ability to maintain our listing status on NASDAQ;
•Competition; and
•Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words "aim", “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

About Lee
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 38 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact
IR@lee.net
(563) 383-2100